Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:
Jeffrey J. Siemers	Katie Wood
Executive Vice President, Chief Administrative	Edelman
and Financial Officer, and Secretary	312/240-2827
847/718-8024

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 10, 2006

MATERIAL SCIENCES CORPORATION ANNOUNCES

THIRD QUARTER FISCAL 2006 RESULTS

Also Announces Revision to Preliminary Second Quarter Fiscal 2006 Results for

Increase in Environmental Accrual

ELK GROVE VILLAGE, IL, January 10, 2006 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated metal applications, today reported results for the third quarter and first nine months of fiscal 2006, ended November 30, 2005. Results from continuing operations exclude the results of the Company’s Electronic Materials and Devices Group (EMD), which was divested on June 20, 2005, and is reported as a discontinued operation in the third quarter and year-to-date fiscal 2006 financial statements. The same periods for the prior year results of operations have been reclassified to reflect EMD as a discontinued operation.

Results of Continuing Operations – Third Quarter Sales, Gross Profit and Income

Net sales for the third quarter of fiscal 2006 were $74.8 million, up 11.7 percent compared to sales of $67.0 million for the third quarter of fiscal 2005. Sales of the Company’s acoustical products remained strong during the quarter with an increase of 31.5 percent to $38.1 million. This growth reflects the introduction of Quiet Steel® noise, vibration and harshness (NVH)-controlling body panel laminate into new vehicle models and an increase in the unit volume sales of these models, as well as increased sales in the original equipment (OE) brake market.

Sales of coated metal increased 6.6 percent in the third quarter to $34.5 million compared with $32.3 million a year ago. This increase reflected the impact of approximately $5.9 million from changing the business model for fuel tank products from tolling to a package approach. As a result, sales now include the pass-through cost of steel. Higher revenues in appliance-related products continued to be offset by lower revenues in building products.

Sales of electronics-based materials, principally for hard disk drives, were $2.2 million in the quarter compared with $5.7 million a year ago. The decrease was mainly due to the shift of the Company’s supply model from package to toll, in which the sales price no longer reflects the cost of the metal.

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Material Sciences Corporation

In the third quarter, gross profit declined by 11.9 percent to $13.1 million, or 17.5 percent of sales, from $14.9 million, or 22.2 percent of sales in fiscal 2005. Gross margin was negatively impacted by changes in the product mix and sales volume compared to the same period last year. The net impact of the previously mentioned changes in the business models for gas tank and electronic products resulted in increases in revenue in the quarter without any rise in gross profit, thereby reducing gross margin for the quarter by 0.7%. Gross Profit was also negatively affected by increased customer claims, higher costs of quality, lower scrap metal prices, and higher energy prices.

Selling, general and administrative expenses, at $9.4 million, were up $0.8 million compared with the third quarter of last year. The increase is a result of higher professional fees associated with various projects including tax consulting related to the restatement of the Company’s fiscal 2005 Form 10-K and first quarter fiscal 2006 Form 10-Q. The costs associated with compliance with Sarbanes Oxley increased $0.3 million from a year ago. Restructuring charges for the period were $0.4 million lower than last year mainly as a result of closing the Middletown coil coating facility last year.

Income from continuing operations for the three months was $2.3 million, or 16 cents per diluted share, compared with income from continuing operations of $3.4 million, or 23 cents per diluted share, last year. Net income for the three months was $2.2 million, or 15 cents per diluted share, compared with net income of $2.4 million, or 17 cents per diluted share in the same period last year.

Clifford D. Nastas, chief executive officer for Material Sciences, said, “The double digit increase in sales during the quarter reflected strength in our Quiet Steel business, which grew more than 30 percent as an increasing number of automotive models using our products came to market, but was partially offset by reduced volumes in our coil coating business. While our gross profit declined due to a combination of operating factors and rising energy costs, we continued to implement supply chain management, Six Sigma and lean manufacturing improvement programs that are designed to reduce operating costs and improve margins.”

Results of Discontinued Operations for the Quarter

As previously announced, the Company’s Electronic Materials & Devices (EMD) business was sold to TouchSensor Technologies on June 20, 2005, and the company is now reporting EMD as a discontinued operation. Management believes any future costs associated with the conclusion of EMD operations will be insignificant to the Company’s financial statements. The results of discontinued operations in the quarter were immaterial.

Improvements in Nine-Month Results

For the first nine months of fiscal 2006, net sales were $222.2 million, up 11.5 percent from $199.4 million for the same period last year. Income from continuing operations for the nine months was $7.9 million, or 54 cents per diluted share, compared with $4.4 million, or 31 cents

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Material Sciences Corporation

per diluted share, in the comparable period of a year-ago. Net income for the nine months ended November 30, 2005, was $5.9 million, or 40 cents per diluted share, compared with $1.6 million, or 11 cents per diluted share, for the same period last year.

Adjustment to Preliminary Second Quarter Fiscal 2006 Results for Additional Environmental Accrual

As the result of an update received in late December 2005 regarding an increase in the projected costs of remediation work at a Superfund site in Gary, Indiana, the company recorded an additional charge of $0.5 million in the second quarter of fiscal 2006 from the preliminary results reported on December 5, 2005. The updated report indicated that the projected remediation costs would increase due primarily to an expected increase in the duration of the remediation project, higher energy costs associated with certain remediation techniques, and increased oversight costs of the United States Environmental Protection Agency.

Conference Call

Material Sciences will host a conference call to review the third quarter fiscal 2006 results on Friday, January 13, at 10:00 a.m. Central Time. Clifford D. Nastas, chief executive officer, and Jeffrey J. Siemers, executive vice president, chief administrative and financial officer, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation and knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated metal applications as well as changes in industry capacity; the Company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act

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Material Sciences Corporation

of 2002 and the rules and regulations adopted under them; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; the successful completion and operation of the Applications Research Center; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part II, Item 7 of the Company’s Annual Report on Form 10-K/A for the year ended February 28, 2005, filed with the Securities and Exchange Commission on January 9, 2006.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences is available at www.matsci.com.

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MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2005	2004	2005	2004
Net Sales	$74,836	$66,991	$222,239	$199,386
Cost of Sales	61,741	52,131	181,056	156,508

Gross Profit	13,095	14,860	41,183	42,878
Selling, General and Administrative Expenses	9,357	8,587	27,362	27,203
Restructuring Expenses	—	439	248	2,650

Income from Operations	3,738	5,834	13,573	13,025

Other (Income) and Expense:
Interest (Income) Expense, Net	(37)	101	8	806
Equity in Results of Joint Venture	(53)	(49)	(171)	(121)
Loss on Early Retirement of Debt	—	—	—	4,205

Total Other (Income) Expense, Net	(90)	52	(163)	4,890

Income from Continuing Operations Before Provision for Income Taxes	3,828	5,782	13,736	8,135
Provision for Income Taxes	1,548	2,426	5,872	3,763

Income from Continuing Operations	2,280	3,356	7,864	4,372
Discontinued Operations:
Loss on Discontinued Operations - EMD (Net of Benefit for Income Taxes of $5, $549, $335 and $1,684, Respectively)	(8)	(848)	(538)	(2,596)
Loss on Sale of Discontinued Operations - EMD (Net of Benefit for Income Taxes of $0, $0, $898 and $0, Respectively)	—	—	(1,470)	—
Income (Loss) on Discontinued Operations - Pinole Point Steel (Net of Provision (Benefit) for Income Taxes of $(17), $(44), $7 and $(132), Respectively)	(27)	(70)	13	(205)

Net Income	$2,245	$2,438	$5,869	$1,571

Basic Net Income Per Share:
Income from Continuing Operations	$0.16	$0.23	$0.54	$0.31
Loss on Discontinued Operations - EMD	—	(0.06)	(0.04)	(0.19)
Loss on Sale of Discontinued Operations - EMD	—	—	(0.10)	—
Loss on Discontinued Operations - Pinole Point Steel	(0.01)	—	—	(0.01)

Basic Net Income Per Share	$0.15	$0.17	$0.40	$0.11

Diluted Net Income Per Share:
Income from Continuing Operations	$0.16	$0.23	$0.54	$0.30
Loss on Discontinued Operations - EMD	—	(0.06)	(0.04)	(0.18)
Loss on Sale of Discontinued Operations - EMD	—	—	(0.10)	—
Loss on Discontinued Operations - Pinole Point Steel	(0.01)	—	—	(0.01)

Diluted Net Income Per Share	$0.15	$0.17	$0.40	$0.11

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	14,672	14,363	14,646	14,281
Dilutive Shares	33	85	33	54

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,705	14,448	14,679	14,335

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2005	February 28, 2005
Assets
Current Assets:
Cash and Cash Equivalents	$13,228	$1,774
Receivables, Less Reserves of $6,980 and $5,945, Respectively	38,472	39,713
Income Taxes Receivable	270	134
Prepaid Expenses	2,148	1,211
Inventories	43,645	41,541
Current Assets of Discontinued Operation - EMD	116	—
Deferred Income Taxes	2,784	2,727

Total Current Assets	100,663	87,100

Property, Plant and Equipment	228,946	224,388
Accumulated Depreciation and Amortization	(157,572)	(149,828)

Net Property, Plant and Equipment	71,374	74,560

Other Assets:
Investment in Joint Venture	2,088	1,694
Goodwill	1,319	1,319
Deferred Income Taxes	1,982	3,496
Other	667	1,058

Total Other Assets	6,056	7,567

Total Assets	$178,093	$169,227

Liabilities
Current Liabilities:
Accounts Payable	$35,314	$25,938
Accrued Payroll Related Expenses	5,830	10,355
Accrued Expenses	4,548	5,753
Current Liabilities of Discontinued Operation - EMD	596	—
Current Liabilities of Discontinued Operation, Net - Pinole Point Steel	365	366

Total Current Liabilities	46,653	42,412

Long-Term Liabilities:
Long-Term Debt	—	1,100
Other	9,072	9,473

Total Long-Term Liabilities	9,072	10,573

Shareowners’ Equity
Preferred Stock	—	—
Common Stock	377	377
Additional Paid-In Capital	77,938	77,402
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	88,796	82,927
Accumulated Other Comprehensive Income	1,785	2,064

Total Shareowners’ Equity	122,368	116,242

Total Liabilities and Shareowners’ Equity	$178,093	$169,227

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended November 30,
	2005	2004
Cash Flows From:
Operating Activities:
Net Income	$5,869	$1,571
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	8,627	9,040
Provision for Deferred Income Taxes	2,355	1,654
Loss on Sale of Discontinued Operations - EMD	1,470	—
Compensatory Effect of Stock Plans	(67)	179
(Gain) Loss on Disposal of Assets	56	(409)
Other, Net	(171)	183
Changes in Assets and Liabilities:
Receivables	652	(1,154)
Income Taxes Receivable	(136)	1
Prepaid Expenses	(954)	(546)
Inventories	(2,451)	(8,923)
Accounts Payable	9,433	3,732
Accrued Expenses	(6,407)	(2,606)
Assets of Discontinued Operations	499	—
Liabilities of Discontinued Operations	(321)	36
Other, Net	(50)	62

Net Cash Provided by Operating Activities	18,404	2,820

Investing Activities:
Capital Expenditures	(6,507)	(4,098)
Proceeds from Sale of Asset	—	1,137
Change in Restricted Cash Related to Letters of Credit	—	3,357
Other	—	(113)

Net Cash Provided by (Used in) Investing Activities	(6,507)	283

Financing Activities:
Payments of Debt	(20,100)	(97,162)
Proceeds under Line of Credit	19,000	60,218
Issuance of Common Stock	603	2,487

Net Cash Used in Financing Activities	(497)	(34,457)

Effect of Exchange Rate Changes on Cash	54	—

Net Increase (Decrease) in Cash	11,454	(31,354)
Cash and Cash Equivalents at Beginning of Period	1,774	33,483

Cash and Cash Equivalents at End of Period	$13,228	$2,129